EXHIBIT 2.1

EXECUTION VERSION

Chemtura Corporation
199 Benson Road

Middlebury, CT 06749

October 24, 2014

Platform Specialty Products Corporation

5200 Blue Lagoon Drive, Suite 855

Miami, FL 33126

Attn: Daniel Leever

Dear Dan:

Reference is made to that certain Stock and Asset Purchase Agreement, dated as of April 16, 2014 (as amended from time to time, the “Purchase Agreement”), between Chemtura Corporation, a Delaware corporation (“Chemtura”), and Platform Specialty Products Corporation, a Delaware corporation (“Purchaser”) (on its own behalf and as agent on behalf of certain foreign and domestic subsidiaries to be formed prior to the Closing (as defined in the Purchase Agreement)). Capitalized terms used herein without definition have the meaning ascribed to them in the Purchase Agreement.

The Termination Date under the Purchase Agreement is November 1, 2014. Chemtura and Purchaser intend to consummate the Closing on or about November 3, 2014.

In furtherance of the parties’ mutual intention to consummate the Closing after the Termination Date, pursuant to Section 9.5 of the Purchase Agreement, each of Chemtura and Purchaser hereby irrevocably waives, until November 8, 2014, its right to terminate the Purchase Agreement under Section 7.1(b) of the Purchase Agreement.

The provisions of Article IX of the Purchase Agreement shall apply to this letter agreement mutatis mutandis.

[Signature Page Follows]

Very truly yours,

CHEMTURA CORPORATION

By:	/s/ Alan Schutzman
Name:	Alan Schutzman
Title:	Assistant Secretary

Accepted and Agreed to:

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:	/s/ John Cordani
Name:	John Cordani
Title:	Secretary

[Signature page to the Letter Agreement]